Exhibit 99.1

AITX Announces the Launch of Three Innovative GPT Powered Solutions for Investor Relations, Sales Support, and Technical Assistance

Detroit, Michigan, May 4, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced plans to launch three GPT-powered tools. Designed to enhance investor relations, sales engagement, and technical troubleshooting, these new applications are expected to improve the speed and quality of interactions between the Company and its stakeholders, clients, and partners.

GPT, short for Generative Pre-trained Transformer, is a powerful AI language model developed by OpenAI. GPT-4, the latest version, is known for its exceptional ability to understand and generate human-like text, making it ideal for a wide range of applications.

The Company’s three GPT-powered solutions are as follows:

Advanced Investor Relations (AIR): This state-of-the-art AI-driven platform will transform the way AITX communicates with investors. By leveraging GPT technology, AIR will provide instant, personalized responses to investor queries, improving transparency and engagement.

Sales and Prospect Aid (SPA): SPA will offer an intelligent, AI-assisted platform for RAD’s sales team, accelerating the sales process and enhancing customer relationships using existing resources. By providing real-time support and tailored solutions, SPA could empower AITX sales representatives to close deals more efficiently and effectively.

Technical Troubleshooting and Support (TTS): TTS is a powerful AI-driven technical assistance platform designed to provide instant, accurate solutions to the technical challenges that RAD’s clients may face. With TTS, the Company aims to minimize downtime and maximize productivity for its clients.

Steve Reinharz, CEO of AITX, expresses his enthusiasm for the GPT powered solutions: “The power of GPT-4 allows us to expand the range of services within the AITX universe at minimal cost while offering tremendous value. By integrating these advanced AI technologies, we can provide our clients and investors with a potentially unparalleled level of support, responsiveness, and innovation.”

AITX’s adoption of GPT technology showcases the Company’s commitment to remaining at the forefront of AI-driven solutions. These new applications are expected to strengthen AITX’s market position, enhance customer satisfaction, and pave the way for further innovations in the AI industry.

The Company stated that it expects a full deployment of the GPT tools by the end of June 2023.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staffs and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.stevereinharz.com, www.radsecurity.com, www.radgroup.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060

@SteveReinharz